Exhibit 99.1

Contacts: Ventas	Sunrise REIT
Joele Frank/Jamie Moser	Douglas MacLatchy
Joele Frank, Wilkinson Brimmer Katcher	(416) 644-4954 x2222
(212) 355-4449

VENTAS AND SUNRISE REIT ANNOUNCE

AMENDMENT TO PURCHASE AGREEMENT

Ventas to Acquire Sunrise REIT at Cdn $16.50 Per Unit in Cash

“Best and Final” Ventas Price is Recommended by Sunrise REIT Board

Special Meeting of Sunrise REIT Unitholders Scheduled for April 19, 2007

LOUISVILLE, KY and TORONTO, ON (April 11, 2007) – Ventas, Inc. (NYSE: VTR) (“Ventas”) and Sunrise Senior Living Real Estate Investment Trust (TSX: SZR.UN) (“Sunrise REIT”) announced today that they have agreed to amend the purchase agreement they entered into on January 14, 2007 to reflect an increase in the amount payable to unitholders of Sunrise REIT (“Unitholders”) from Cdn $15.00 per unit to Cdn $16.50 per unit. The total value of the transaction including debt is Cdn $2.28 billion (or approximately USD $1.97 billion). A copy of the amendment to the purchase agreement will be filed on SEDAR at www.sedar.com.

In connection with the amendment to the purchase agreement, the Sunrise REIT special meeting of Unitholders (“Special Meeting”) to consider the proposed transaction with Ventas has been scheduled for April 19, 2007 at 10:00 a.m. at the Toronto Stock Exchange. The record date for Unitholders entitled to vote at the meeting remains February 19, 2007 and the “outside date” for the transaction has been extended to June 30, 2007 from May 31, 2007.

Michael Warren, Chairman of Sunrise REIT and the Special Committee of the Sunrise REIT Board of Trustees formed to consider the transaction, said: “We are very pleased to be able to announce this amended transaction, which is an outstanding result for Unitholders. With Ventas’ 10% purchase price increase, the final price represents a premium of approximately 57% over the volume weighted average trading price of the REIT’s units (the “Units”) on the Toronto Stock Exchange (the “TSX”) for the 20-day period immediately preceding the announcement of the original transaction in January. The Sunrise REIT Special Committee and Board of Trustees strongly recommend that Unitholders vote FOR the proposed Ventas transaction at the upcoming Special Meeting.”

- MORE -

Ventas and Sunrise REIT Announce

Amendment to Purchase Agreement

April 11, 2007

In connection with the amended purchase agreement, the Special Committee received an opinion from TD Securities Inc. that the consideration to be received by Unitholders in connection with the amended transaction is fair, from a financial point of view, to such Unitholders.

Debra A. Cafaro, Chairman, President and Chief Executive Officer of Ventas, said: “We continue to be excited about the Sunrise REIT portfolio and development pipeline which offer us diversification, high quality, private pay and growth benefits. It is important to underscore, however, that Cdn $16.50 is Ventas’ ‘best and final’ price; if we do not complete this transaction at this price, we will focus our attention on the other attractive acquisition opportunities in our pipeline.”

In addition, as a part of the amended terms, if the purchase agreement is terminated for any reason other than a breach by Ventas, Sunrise REIT has agreed to reimburse Ventas for up to Cdn $10 million in expenses. The amount of the break-up fee that may become payable under the purchase agreement in certain circumstances remains the same (and is not reduced by the expense reimbursement). The purchase agreement also contemplates that, conditioned on the closing of the transaction, Ventas and Sunrise REIT will settle the outstanding litigation that Ventas has filed against Sunrise REIT.

The closing of the transaction is expected to occur on or about April 26, 2007 (the “Closing Date”) pending approval of the Sunrise REIT Unitholders at the Special Meeting. It is the intention of Sunrise REIT to effect the redemption of all of the issued and outstanding Units as soon as possible on or after the Closing Date.

As previously announced, Sunrise REIT will pay normal monthly distributions of $0.0729 through March 2007 and a pro rata amount of Sunrise REIT’s regular monthly distribution for the period from April 1, 2007 up to but excluding the Closing Date.

The proposed transaction with Sunrise REIT will add 77 high-quality private pay assisted living communities in the U.S. and Canada to Ventas’ portfolio and includes the exclusive right of first offer to acquire other newly developed assets in Canada and portions of the U.S. The 77 communities are located in demographically desirable metropolitan areas of 19 states and two Canadian provinces. Ventas also expects to acquire for a fixed price two newly constructed communities in the U.S. and Canada in 2007 or 2008.

Sunrise Senior Living, Inc. (NYSE: SRZ) (“Sunrise”) developed most of the acquired Sunrise REIT assets and will remain as the manager of all of the properties under the existing long-term management contracts and is a minority joint venture partner in 59 of the communities.

Unitholders who have already voted FOR the proposed Ventas transaction need not take any action, for their votes will be counted. Those Unitholders who wish to change their vote

- MORE -

Ventas and Sunrise REIT Announce

Amendment to Purchase Agreement

April 11, 2007

may deposit proxies for the Special Meeting until 10:00 a.m. (Toronto time) on April 18, 2007. An aggregate of 65,826,121 Units were issued and outstanding on the February 19, 2007 record date, and are entitled to vote at the Special Meeting. Sunrise REIT Unitholders are reminded that their vote is important. Any Unitholder who has not yet voted is urged to vote FOR the proposed Ventas transaction. In addition, any Unitholder who has voted AGAINST the proposed Ventas transaction is encouraged to change its vote and vote FOR the proposed Ventas transaction. Unitholders may vote their Units by telephone or by the Internet at www.proxyvotecanada.com, and are advised that if they have any questions or need any assistance in the voting or changing the voting of their Units, they should contact their investment dealer or call either Georgeson Shareholder Communications Inc. at 1-866-413-8828 or Kingsdale Shareholder Services Inc. at 1-866-833-6977.

Sunrise REIT Unitholders are encouraged to read the Management Information Circular related to the proposed transaction with Ventas in its entirety as it provides, among other things, a detailed discussion of the process that led to the proposed transaction and the reasons behind the Sunrise REIT Board of Trustees’ recommendation that Unitholders vote FOR the adoption of the purchase agreement.

Merrill Lynch & Co. is acting as Ventas’ exclusive financial advisor. Wachtell, Lipton, Rosen & Katz and Osler, Hoskin & Harcourt LLP are acting as legal advisors to Ventas.

About Ventas

Ventas, Inc. is a leading healthcare real estate investment trust. Its diverse portfolio of properties located in 43 states includes independent and assisted living facilities, skilled nursing facilities, hospitals and medical office buildings. More information about Ventas can be found on its website at www.ventasreit.com.

About Sunrise REIT

Sunrise REIT was formed to indirectly acquire, own and invest in income-producing senior living communities in major metropolitan markets and their surrounding suburban areas in Canada and the United States. Sunrise REIT owns 77 senior living communities, 11 in Canada and 66 in the United States. All of Sunrise REIT’s senior living communities are managed by Sunrise Senior Living, Inc. one of the largest providers of senior living services in North America. Sunrise REIT also directly acquires interests in newly developed senior living communities through development and financing arrangements with Sunrise Senior Living, Inc.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, acquisitions, investment opportunities, merger integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,”

- MORE -

Ventas and Sunrise REIT Announce

Amendment to Purchase Agreement

April 11, 2007

“plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements, which speak only as of the date on which they are made.

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. Factors that may affect the Company’s plans or results include without limitation: (a) the ability and willingness of the Company’s operators, tenants, borrowers, managers and other third parties, as applicable, to meet and/or perform the obligations under their various contractual arrangements with the Company; (b) the ability and willingness of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”), Brookdale Living Communities, Inc. (together with its subsidiaries, “Brookdale”) and Alterra Healthcare Corporation (together with its subsidiaries, “Alterra”) to meet and/or perform their obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities under the Company’s respective contractual arrangements with Kindred, Brookdale and Alterra; (c) the ability of the Company’s operators, tenants, borrowers and managers, as applicable, to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities; (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States; (e) the nature and extent of future competition; (f) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (g) increases in the Company’s cost of borrowing; (h) the ability of the Company’s operators and managers, as applicable, to deliver high quality services and to attract residents and patients; (i) the results of litigation affecting the Company; (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete; (k) the Company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement; (m) the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; (n) final determination of the Company’s taxable net income for the year ended December 31, 2006 and for the year ending December 31, 2007; (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases, including without limitation Kindred’s willingness to renew any or all of its bundles of leased properties expiring in 2008, and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants; (p) risks associated with the proposed acquisition of Sunrise Senior Living REIT, including the Company’s ability to successfully complete the transaction on the contemplated terms and to timely and fully realize the expected revenues and cost savings therefrom; (q) the ability to secure the approval of the unit holders of Sunrise Senior Living REIT for the proposed transaction; (r) the movement of U.S. and Canadian exchange rates; (s) year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators, including the rent escalator for Master Lease 2 with Kindred, and the Company’s earnings; and (t) the impact on the liquidity, financial condition and results of operations of the Company’s operators, tenants, borrowers and managers, as applicable, resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of the Company’s operators, tenants, borrowers and managers to accurately estimate the magnitude of such liabilities. Many of these factors are beyond the control of the Company and its management.

- END -